Exhibit 99.1

Final:  For Release

LAURA WEIL JOINS NEW YORK & COMPANY AS EVP, CHIEF OPERATING OFFICER

New York, New York — June 28, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 541 retail stores in operation as of May 17, 2012, today announced that Laura Weil has joined the Company, as Executive Vice President, Chief Operating Officer, effective immediately.  Ms. Weil, an Executive Consultant of New York & Company since February 1, 2012, will continue to report to Greg Scott, Chief Executive Officer, and lead the Company’s Planning & Allocation, Sourcing, Product Life Management, Real Estate, and Information Technology areas.

“We are pleased to have Laura join our Company in a permanent position on our executive team,” stated Greg Scott, New York & Company’s CEO. “Laura is a talented leader with a proven turnaround record in women’s retail. In her short time with our organization, Laura has been an effective business partner to me and our entire executive team.  She has already made valuable contributions to our business processes and in several key operational areas including our merchandise planning process.  Importantly, she shares our vision and corporate values making her a natural fit for this key role.  With this addition, we have assembled a strong leadership team across all areas of our Company from design to merchandising, marketing, operations, finance, and human resources.  We expect the combined efforts of our executive team to position our Company for improved operating performance and positive long term growth.”

Ms. Weil joins New York & Company following a successful career in retail and investment banking spanning more than 25 years.  Laura’s extensive experience includes financial and operational roles with an emphasis on women’s specialty apparel retail.  Prior to joining New York & Company, she was Chief Executive Officer of Ashley Stewart, a fashion apparel and accessory retailer for women, from 2008 to 2011.  Before that, Ms. Weil served as Chief Operating Officer and Senior Executive Vice President of Ann Taylor Corporation.  From 1995 to 2005, she spent ten years as Chief Financial Officer and Executive Vice President of American Eagle Outfitters. Ms. Weil has held various consulting positions throughout her career and began her career at Lehman Brothers as a corporate finance analyst.

“I am equally excited to join the Company in a permanent role and believe strongly in the ability of New York & Company to become a destination for fashionable wear-to-work solutions at a great value,” stated Laura Weil, EVP and COO.  “A significant opportunity exists to build upon the Company’s strategies and create a more powerful operational platform that is poised for sustained growth. I look forward to continuing to partner with Greg and the entire executive team to achieve our goals.”

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. As of May 17, 2012, the Company operated 541 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Forward Looking Statements:

This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor Contact:

ICR, Inc.

(203) 682-8225

Allison Malkin